SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	December 20, 2004 (December 14, 2004)

Nextel Communications, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19656	36-3939651

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Edmund Halley Drive, Reston, Virginia	20191

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(703) 433-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

     On December 14, 2004, Nextel Communications, Inc. (“Nextel”) and Motorola, Inc. (“Motorola”) entered into a Second Extension Amendment to the iDEN Infrastructure 5-Year Supply Agreement (the “Supply Agreement Extension”) and Amendment Seven to the Term Sheet for Subscriber Units and Services Agreement (the “Term Sheet Extension”).

     Pursuant the Supply Agreement Extension, the term of the iDEN Infrastructure 5-Year Supply Agreement, dated January 1, 1999, between Nextel and Motorola, was extended to December 31, 2007. The iDEN Infrastructure 5-Year Supply Agreement set forth the terms under which Nextel purchases base station equipment, core network equipment, as well as software and hardware maintenance and support services.

     Pursuant to the Term Sheet Extension, the term of the Term Sheet for Subscriber Units and Services, dated December 31, 2003, between Nextel and Motorola (the “Term Sheet”), which sets forth the terms under which Nextel will purchase current and proposed new handset models, was extended to December 31, 2007. The Term Sheet Extension also modifies a number of terms of the Term Sheet related to pricing, incentives and rebates and includes a purchase commitment for 2005.

ITEM 8.01. Other Events.

     On November 14, 2004, in contemplation of the Agreement and Plan of Merger, dated as of December 15, 2004, by and among Sprint, Nextel and S-N Merger Corp. (the“Merger Agreement”), Nextel and Motorola entered into an agreement under which Motorola agreed, subject to the terms and conditions of the agreement, not to enter into a transaction that constitutes a disposition (as defined therein) of its class B non-voting common stock of Nextel or shares of non-voting common stock issued to Motorola in connection with the transactions contemplated by the Merger Agreement. In consideration of Motorola’s compliance with the terms of the agreement, upon the occurrence of certain events, Nextel has agreed to pay Motorola a consent fee of $50 million, which must be returned in certain events.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ Gary D. Begeman

	Name:	Gary D. Begeman
	Title:	Vice President and Deputy General Counsel

Dated: December 20, 2004

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